                                                                  EXECUTION COPY

                                                                     EXHIBIT 4.1

                              GOVERNANCE AGREEMENT

                                   Dated as of

                                  June 26, 2003

                                      Among

                             Nestle Holdings, Inc.,

                                   Nestle S.A.

                                       and

                     Dreyer's Grand Ice Cream Holdings, Inc.

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                                TABLE OF CONTENTS

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                                                                                                                       PAGE
                                                                                                                       ----
ARTICLE I             REDEMPTION AND REPURCHASE OF CLASS A COMMON STOCK.........................................        2

Section 1.01.         Redemption and Repurchase of Class A Common Stock.........................................        2
Section 1.02.         Options...................................................................................        2

ARTICLE II            NESTLE STANDSTILL AND PAYMENT PROVISIONS..................................................        3

Section 2.01.         Standstill; Substantial Adverse Change Determination......................................        3
Section 2.02.         Additional Limitation.....................................................................        3
Section 2.03.         Payments..................................................................................        3

ARTICLE III           GOVERNANCE................................................................................        5

Section 3.01.         Composition of Board of Directors at the Effective Time...................................        5
Section 3.02.         Additional Board Matters..................................................................        6
Section 3.03.         Public Company; Listing; Dividends........................................................        7
Section 3.04.         Director Approval Required for Certain Actions............................................        8
Section 3.05.         Voting of Shares..........................................................................        8

ARTICLE IV            RESTRICTIONS ON TRANSFER OF COMMON STOCK..................................................        8

Section 4.01.         Restrictions on Transfer of Stock.........................................................        8

ARTICLE V             REGISTRATION RIGHTS.......................................................................        9

Section 5.01.         Registration..............................................................................        9
Section 5.02.         Registration Procedures...................................................................        9
Section 5.03.         Conditions to Offerings...................................................................       13
Section 5.04.         Additional Conditions.....................................................................       14
Section 5.05.         Registration Expenses.....................................................................       14
Section 5.06.         Indemnification; Contribution.............................................................       14
Section 5.07.         Rule 144..................................................................................       17
Section 5.08.         No Inconsistent Agreements, etc...........................................................       17
Section 5.09.         Assignment of Registration Rights.........................................................       17

ARTICLE VI            REPRESENTATIONS AND WARRANTIES............................................................       17

Section 6.01.         Representations of the Company............................................................       17
Section 6.02.         Representations of NSA and Nestle.........................................................       18

ARTICLE VII           ADDITIONAL COVENANTS......................................................................       18
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
Section 7.01.         Confidentiality...........................................................................       18
Section 7.02.         Annual Business Plan and Budget...........................................................       20
Section 7.03.         Company Information.......................................................................       20
Section 7.04.         Inspection of Property....................................................................       21
Section 7.05.         Quality Standards.........................................................................       21

ARTICLE VIII          MISCELLANEOUS.............................................................................       22

Section 8.01.         Notices...................................................................................       22
Section 8.02.         Amendments; No Waivers....................................................................       23
Section 8.03.         Successors and Assigns....................................................................       23
Section 8.04.         Governing Law Jurisdiction and Forum; Waiver of Jury Trial................................       23
Section 8.05.         Counterparts; Effectiveness...............................................................       24
Section 8.06.         Specific Performance......................................................................       24
Section 8.07.         Termination...............................................................................       24
Section 8.08.         Entire Agreement; Beneficiaries...........................................................       24
Section 8.09.         Headings; Definitions.....................................................................       25
Section 8.10.         Enforcement...............................................................................       25
Section 8.11.         Further Understandings....................................................................       25
Section 8.12.         D & O Insurance; Indemnification of Officers and Directors................................       25
Section 8.13.         Definitions...............................................................................       26
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                                      -ii-


                              GOVERNANCE AGREEMENT

         THIS GOVERNANCE AGREEMENT (THE "AGREEMENT"), dated as of June 26, 2003 between Nestle Holdings, Inc., a Delaware corporation ("Nestle"), Dreyer's Grand Ice Cream Holdings, Inc. (formerly known as New December, Inc.), a Delaware corporation (the "Company"), and solely with respect to Articles I, II and VIII hereof, Nestle S.A., a corporation organized under the laws of Switzerland and parent of Nestle ("NSA").

         WHEREAS, the Company, Dreyer's Grand Ice Cream, Inc., a Delaware corporation ("Old Dreyer's") and wholly owned subsidiary of the Company, December Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Nestle, and NICC Holdings, Inc., a Delaware corporation and wholly owned indirect subsidiary of Nestle ("Contributing Sub"), have entered into an Agreement and Plan of Merger and Contribution, dated as of June 16, 2002 (as amended, the "Merger Agreement") pursuant to which, among other things, (i) Merger Sub is merged (the "Merger") with and into Old Dreyer's on the date hereof, (ii) Nestle contributed its shares of the Company's Common Stock, par value $1.00 per share, to the Company (the "Exchange") and (iii) Nestle caused Contributing Sub to contribute (the "Contribution" and collectively with the Merger and the Exchange, the "Transactions") the equity interests of Nestle Ice Cream Company, LLC, a Delaware limited liability corporation and wholly owned indirect subsidiary of Nestle, to the Company;

         WHEREAS, in connection with the Transactions, among other things, all shares of the Dreyer's Common Stock, par value $1.00 per share, were converted into shares of Class A Callable Puttable Common Stock, par value $0.01 per share (the "Class A Common Stock"), of the Company, all upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, in return for certain contributions to the Company, Nestle and its Affiliates (as defined in the Company's Certificate of Incorporation (as defined below)) received shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of the Company, all upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, Nestle, NSA and the Company have agreed to set forth in this Agreement the terms and conditions upon which the Company shall redeem the Class A Common Stock;

         WHEREAS, Nestle, NSA and the Company have agreed to establish in this Agreement certain terms and conditions concerning the corporate governance of the Company; and

         WHEREAS, Nestle, NSA and the Company also have agreed to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by Nestle and its Affiliates.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, the parties hereby agree as follows:

                                   ARTICLE I.

                          REDEMPTION AND REPURCHASE OF
                              CLASS A COMMON STOCK

         Section 1.01 Redemption and Repurchase of Class A Common Stock. (a) The Company shall, promptly upon receipt of a written request from Nestle for the redemption of the Class A Common Stock, designate a depositary (the "Depositary") for such redemption in accordance with the Company's certificate of incorporation (the "Certificate of Incorporation") and notify Nestle of such designation. The Company shall give, or cause to be given, the Call Notification (as defined in the Certificate of Incorporation) in accordance with the Certificate of Incorporation and the Company shall set as the date of redemption (the "Redemption Date") the date set forth in Nestle's written request for redemption; provided that such date shall be consistent with the notice requirements provided in the Certificate of Incorporation and the Redemption Date shall in no event be later than June 30, 2007.

         (b) On the first day of each Put Period (as defined in the Certificate of Incorporation), the Company shall (i) designate the Depositary for making payments to, and receiving shares from, holders of Class A Common Stock in connection with exercises of the Put (as defined in the Certificate of Incorporation) in accordance with the Certificate of Incorporation and notify Nestle of such designation and (ii) give, or cause to be given, the Put Notification (as defined in the Certificate of Incorporation) in accordance with Article FIFTH, Section (c)(ii)(B) of the Certificate of Incorporation.

         (c) In the event that, at any time, Nestle and its Affiliates beneficially own at least 90% of the Company's issued and outstanding voting stock and all outstanding shares of Class A Common Stock are converted into shares of Class B Common Stock in accordance with Article FIFTH of the Certificate of Incorporation ("Short-Form Merger Trigger"), NSA will promptly cause a short-form merger ("Short-Form Merger") of the Company with Nestle or another Affiliate of NSA in which the remaining shares of Class B Common Stock (resulting from the conversion of the Class A Common Stock into Class B Common Stock pursuant to the Certificate of Incorporation), other than those owned by Nestle and its Affiliates, shall be converted into cash consideration per share equal to the Put Price or in the event the Short-Form Merger follows a Triggering Event, the Triggering Event Price (each as defined in the Certificate of Incorporation).

         Section 1.02 Options. Nestle and the Company will make appropriate arrangements to make available to holders of any valid and fully vested options (or, in the case of a Triggering Event or Short-Form Merger, to holders of all options, whether or not fully vested) issued by the Company and convertible into or exercisable or exchangeable for shares of Class A Common Stock outstanding on the Redemption Date or on the effective date of the Short-Form Merger (whether or not convertible, exercisable or exchangeable on such date) consideration of the same amounts (less the amount of any exercise price) as the holders thereof would have received had they converted, exercised or exchanged such options prior to the Redemption Date or the effective time of the Short-Form Merger. Until surrendered and cancelled by the holders thereof, such options shall represent only the right to receive the consideration described above, which shall be paid to the holders thereof only upon surrender of such options.

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                                   ARTICLE II.

                    NESTLE STANDSTILL AND PAYMENT PROVISIONS

         Section 2.01 Standstill; Substantial Adverse Change Determination. Except in connection with the Put, the Call (including in connection with a Triggering Event), the Short-Form Merger and any purchase of Class A Common Stock that Nestle or NSA may elect to make pursuant to Section 2.03 of this Agreement, prior to July 1, 2007, Nestle and its Affiliates shall not engage in any material transaction with the Company in which they have a material interest without the approval of a majority of the Noninvestor Directors. Nestle or its Affiliates may from time to time reasonably request that the Independent Directors consider making a Substantial Adverse Change Determination, and any such request shall not be deemed to violate the provisions of this Agreement. The Company shall provide NSA and Nestle with ten business days written notice of a proposal to consider the making of a Substantial Adverse Change Determination; provided that NSA and Nestle in their sole discretion may waive such notice requirement.

         Section 2.02 Additional Limitation. Except under the Put, the Call (including in connection with a Triggering Event), the Short-Form Merger and any purchase of Class A Common Stock that Nestle or NSA may elect to make pursuant to Section 2.03 of this Agreement, Nestle and its Affiliates shall not, prior to July 1, 2008, directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or acquire, an amount of Equity Securities (as defined below), whether by tender offer, exchange offer, market purchase, privately negotiated purchase, merger or otherwise that would cause Nestle's Voting Interest (as defined below) immediately after such acquisition to exceed 67%, provided that Nestle and its Affiliates shall be permitted to take such actions on or after July 1, 2007 at a price per share for the Class B Common Stock not less than the Redemption Price. For purposes of this Agreement, (i) "Equity Security" means any (A) voting stock of the Company (other than shares of voting stock not having the right to vote generally in any election of directors of the Company), (B) securities of the Company convertible into or exchangeable for such voting stock, and (C) options, rights and warrants issued by the Company to acquire such voting stock; and (ii) "Nestle's Voting Interest" means the percentage of votes for elections of directors of the Company generally controlled directly or indirectly by Nestle and its Affiliates, assuming the conversion, exchange or exercise into or for voting stock of all Equity Securities (whether or not then convertible or exercisable and whether or not they constitute Options Out of the Money) and not taking into account any voting agreements or arrangements granting to a third party control over the voting of voting stock (including those contained herein) beneficially owned (as defined in Rule 13d-3 promulgated under the 1934 Act).

         Section 2.03 Payments. (a)(i) Subject to Section 2.03 (a) (ii) below, NSA or Nestle shall contribute to the Depositary, on behalf of the Company, immediately prior to the time that any amounts are required to be deposited with the Depositary for payment to the holders of Class A Common Stock pursuant to Article FIFTH, Section (c)(iii)(A)(2) of the Certificate of Incorporation, funds in an amount equal to the product of the number of shares of Class A Common Stock with respect to which the Put has been properly exercised multiplied by the Put Price (as defined in the Certificate of Incorporation) (the "Put Amount"). In exchange for such payment, the Company will issue to NSA or Nestle a number of duly authorized and validly

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issued shares of Class B Common Stock equal to the number of shares of Class A
Common Stock acquired thereby by the Company.

                  (i) Section 2.03(a)(i) shall be void and of no further force and effect if, in lieu thereof, NSA or Nestle shall elect, at their sole discretion, to offer to purchase, and make all arrangements necessary (including compliance by NSA or Nestle with federal securities laws) to purchase, and shall consummate the purchase of, at the relevant periods during the Put Period, directly from the holders of the Class A Common Stock at the Put Price all shares of Class A Common Stock which such holders elect to have purchased; provided, however, that in no event shall NSA or Nestle be required to expend any amounts in excess of the Put Amount to purchase such shares, other than its transaction-related costs.

         (b) If a Triggering Event occurs, NSA or Nestle shall, within 10 days after the occurrence of such Triggering Event, make the election in its sole discretion to either (x) make immediately the written request to the Company pursuant to Section 1.01 hereof to redeem the Class A Common Stock and make the contributions to the Depositary, as contemplated by Section 2.03(c)(i) or (y) offer to purchase shares directly from the holders of the Class A Common Stock pursuant to the procedures contemplated by Section 2.03(c)(ii), in each case at the Triggering Event Price.

         (c)      (i) If Nestle has delivered the request contemplated by
Section 1.01(a), NSA or Nestle shall contribute to the Depositary, on behalf of the Company, no less than one Business Day prior to the Redemption Date, the aggregate Redemption Price (or, if following a Triggering Event, the aggregate Triggering Event Price) in respect of all outstanding shares of Class A Common Stock. In exchange for such payment, the Company will issue to NSA or Nestle a number of duly authorized and validly issued shares of Class B Common Stock equal to the number of shares of Class A Common Stock acquired thereby by the Company.

                  (ii) Section 2.03(c)(i) shall be void and of no further force and effect if, in lieu thereof, NSA or Nestle shall elect, at their sole discretion, to offer to purchase, and make all arrangements necessary (including compliance by NSA or Nestle with federal securities laws) to purchase, and shall consummate the purchase of, on the earliest reasonably practicable date permitted by law, directly from the holders of the Class A Common Stock at the Redemption Price (or, if following a Triggering Event, at the Triggering Event Price) all shares of Class A Common Stock which such holders elect to have purchased; provided, however, that in no event shall NSA or Nestle be required to expend any amount in excess of the aggregate Redemption Price (or, if following a Triggering Event, the aggregate Triggering Event Price) to purchase such shares, other than transaction related costs.

                  (iii) Notwithstanding the foregoing, in the event the Company is released of its obligations in respect of any Put pursuant to Article FIFTH, Section (c)(ii) of the Certificate of Incorporation, the Company shall or shall cause the Depositary to refund promptly to NSA or Nestle any amounts held by the Depositary that have not been paid to holders of shares of Class A Common Stock, in connection with the Put. To the extent any such amount is not refunded, any payments required to be made by Nestle or NSA in connection with the Triggering Event pursuant to Section 2.03(b) shall be correspondingly reduced.

         (d) The Company shall instruct the Depositary to cause any and all funds delivered by Nestle or NSA to the Depositary hereunder to (i) always be held in a segregated account by the Depositary and not be subject to any lien or attachment of any creditor of any Person (including, without limitation, the Depositary), (ii) never, whether in whole or in part, be transferred directly to the Company or become subject to the Company's control or dominion, (iii) not be commingled with any other funds of the Company or any other Person and (iv) be used solely by the Depositary for the purposes set forth herein. Nestle or NSA shall be entitled to receive any interest or income on funds held by the Depositary and such interest or income shall be returned to Nestle or NSA promptly after the end of a Put Period or Redemption Date. In furtherance of the foregoing, any and all funds held by the Depositary (other than any interest or investment returns thereon) shall only be paid to, or, in the case of any withholdings, on behalf of, the holders of Class A Common Stock, and no other Person or Persons shall be paid any portion of such funds (other than any interest or investment returns thereon) or have any interest therein or right thereto. Any agreements between the Company and any Depositary shall expressly include provisions effectuating the limitations set forth in this Section 2.03(d).

         (e) NSA or Nestle shall be entitled to deduct and withhold from the consideration payable to any holder of shares of Class A Common Stock, such amounts as NSA or Nestle shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of applicable state, local or foreign tax law.

         (f) The agreements of NSA and Nestle to perform under Articles I and II hereof are non-contingent and are not conditioned in any way on the performance of the Company or any other party under this Agreement, the Merger Agreement or any agreement related to the transactions contemplated hereby and thereby; provided, however, that NSA and Nestle's performance may be delayed for such period caused by the Company's failure to perform its obligations. Neither NSA nor Nestle shall take any action or engage in any transactions or series of actions with the intention of causing any benefits created under Articles I or II hereof not to be realized.

                                  ARTICLE III.

                                   GOVERNANCE

         Section 3.01 Composition of Board of Directors at the Effective Time.
(a) At and after the effective time of the Merger and the Contribution ("Effective Time"), the number of directors comprising the Board of Directors of the Company ("Board") shall be 10 unless changed in accordance with the provisions of the By-Laws of the Company (the "By-Laws"). Subject to Section 3.03(a), the Board shall include five nominees of Nestle, including Peter Brabeck-Letmathe, who will serve as Vice Chairman of the Board at the Effective Time. At each stockholders meeting at which directors will be elected or in connection with any solicitation of written consents for the election of directors, Nestle shall be entitled, any time prior to the mailing of the applicable proxy statement or information statement of the Company, to propose and nominate five persons as members of the Board. The Company and the Board will include the persons nominated by Nestle in each slate of directors proposed, recommended or nominated for election by the Company or the Board and will recommend and use the same efforts to cause the election of, such persons as used with respect to all other Board nominees. The Company agrees to use all reasonable efforts to solicit proxies for such nominees for director from all holders of voting stock entitled to vote thereon. Such nominees shall serve in a manner consistent with the terms of the Certificate of Incorporation and By-Laws. At the Effective Time, the Board shall include T. Gary Rogers, who will serve as Chairman of the Board for so long as he is the Chief Executive Officer and William F. Cronk III ("Executive Directors"), and the other three directors shall be independent directors nominated by the Company (together with their successors elected in accordance with Section 3.02(a), the "Independent Directors"), who comply with the Independence Standards, who shall serve in a manner consistent with the terms of the Certificate of Incorporation and By-Laws. The directors nominated by Nestle, including those nominated by Nestle pursuant to Section 3.03(a) (together with their successors elected in accordance with Section 3.02(a)) hereunder, are referred to herein as "Investor Directors." For purposes of this Agreement, the Certificate of Incorporation and the By-Laws, the "Continuing Investor Directors" shall include any Investor Directors nominated by Nestle other than any independent directors that were required to be nominated pursuant to Section 3.03(a). The Independent Directors, together with the Executive Directors are referred to herein as "Noninvestor Directors"; it being understood, that only the initial Noninvestor Directors as of the Effective Time, as well as any successors to the Independent Directors nominated by the Independent Directors pursuant to Section 3.02(a), shall be Noninvestor Directors for purposes of this Agreement.

         (b) Notwithstanding any other provision of this Agreement, the Certificate of Incorporation or By-Laws or applicable law, until July 1, 2007, at all times 50% of the then-serving members of the Board shall be individuals nominated by Nestle, and Nestle shall use its reasonable best efforts to make sure that Investor Directors do not comprise more than 50% of the then-serving members of the Board.

         (c) From July 1, 2007 to July 1, 2008, Nestle agrees that at least three directors of the Company shall be independent directors who meet the Independence Standards and Nestle shall use its reasonable best efforts to cause such condition to be complied with.

         Section 3.02 Additional Board Matters. (a) Nestle shall have the right to nominate any replacement for an Investor Director at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. The Independent Directors shall have the right to nominate any replacement for an Independent Director at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause, and such successor director shall be an Independent Director for purpose of this Agreement. In each case, to the extent permitted by the Certificate of Incorporation or By-Laws, the Board shall elect each such person so nominated as soon as possible, and either one of the Noninvestor Directors or one of the Investor Directors, as applicable, will not vote in connection with the Board until such replacement director is elected in order to ensure that with respect to any matter submitted for action by the Board, neither the Noninvestor Directors nor the Investor Directors constitute more than 50% of the then-serving members of the Board entitled to participate therein.

         (b) In the event an Executive Director terminates such director's term as director due to death, resignation, retirement, disqualification, removal from office or other cause, (i) in the event such director is not the Chairman and Chief Executive Officer of the Company, the Noninvestor Directors shall not replace such director and in lieu thereof, Nestle will cause one of its Investor Directors to resign from the Board and the parties shall cause the size of the Board to be reduced by both directorships and (ii) in the event such director is the Chairman and Chief Executive Officer of the Company, the Vice Chairman of the Board shall be elected the interim Chairman until a new chairman is selected; provided that Nestle shall cause one of the Investor Directors to not vote in connection with the actions of the Board until such replacement Chairman and Chief Executive Officer is elected. Such replacement Chairman or Chief Executive Officer shall not be considered a Noninvestor Director.

         (c) The audit committee shall consist of the Independent Directors; provided that any independent director meeting the Independence Standards nominated by Nestle pursuant to Section 3.03(a) may be added to the audit committee if such director is appointed by the affirmative vote of a majority of the then-authorized number of directors. At the Effective Time, the entire Board, excluding directors who are or who have been in the last five years officers of the Company, shall serve the function of a compensation committee. Any committee except the audit committee maintained after the Effective Time shall contain at least one Continuing Investor Director.

         (d) The Company shall permit and make arrangements to allow all directors to fully participate in Board meetings (and applicable Board committee meetings) through the use of a conference telephone or other communications equipment. No director shall be excluded from any Board or committee meeting or any portion of a Board or committee meeting because he or she elects to participate through the use of a conference telephone or other communications equipment.

         Section 3.03 Public Company; Listing; Dividends. (a) If at the Effective Time, the Class A Common Stock is listed on the Nasdaq National Market System, then prior to July 1, 2007, Nestle will cooperate with the Company in keeping its Class A Common Stock quoted on the Nasdaq National Market System and shall not take any action (including voting its shares or through the Investor Directors) to the contrary. Notwithstanding anything to the contrary in Section 3.01, if prior to July 1, 2007, the rules and listing standards of the National Association of Securities Dealers are amended such that the Company, in order for the Class A Common Stock to remain quoted on the Nasdaq National Market System, is required to increase the number or percentage of independent directors on its Board that meet the Independence Standards, Nestle shall use its reasonable best efforts to cause the resignation of one, or if necessary, two Investor Directors with the directors filling such vacancies being nominated (both initially and in connection with each election or appointment thereafter) by Nestle if permissible under the rules and listing standards (in which case, they shall become Investor Directors for purposes of this Agreement), and if it is not permissible thereunder for Nestle to nominate such directors, by the affirmative vote of a majority of the then-authorized directors. Notwithstanding the foregoing provisions of this Section 3.03, in no event shall Nestle be entitled to nominate less than three Continuing Investor Directors. If after Nestle has caused the resignation of two Investor Directors, an additional independent director is required in order for the Class A Common Stock to remain quoted on the Nasdaq National Market System, the Company and the Noninvestor Directors shall each use their reasonable best efforts to cause the resignation of the Noninvestor Director who is not an Independent Director and is not then serving as Chief

Executive Officer of the Company, with the director filling such vacancy being nominated (both initially and in connection with each election or appointment thereafter) by the Noninvestor Directors.

         (b) The dividend policy of the Company shall be to pay a dividend not less than the greater of (i) $0.24 per share on an annualized basis or (ii) 30% of the Company's net income per share for the preceding calendar year (net income, calculated for this purpose by excluding from net income the ongoing non-cash impact of accounting entries arising from the accounting for the Transactions, including increases in amortization or depreciation expenses resulting from required write-ups, and entries related to recording of the Put or Call) unless the Board, in discharging its fiduciary duties, determines not to declare a dividend.

         Section 3.04 Director Approval Required for Certain Actions. In addition to any other vote required by law, notwithstanding anything to the contrary herein, until July 1, 2007, the affirmative vote of a majority of the then-authorized number of directors shall be required to approve or authorize the Company to take any of the actions listed in Section (b) of Article FIFTH of the Certificate of Incorporation. Until July 1, 2007, the Company and its officers, directors, employees and agents, shall not, and each shall have no power or authority to, take, cause to be taken or agree or commit to take, whether by written or oral contract or otherwise, any actions listed in Section
(b) of Article FIFTH of the Certificate of Incorporation prior to such action having been specifically approved by the majority of the then-authorized number of directors.

         Section 3.05 Voting of Shares. In any election of directors, Nestle and its Affiliates will vote their shares of voting stock for all nominees in proportion to the votes cast by the holders of Class A Common Stock; provided that Nestle and its Affiliates may cast all of their votes in favor of any nominee nominated or proposed for nomination by Nestle pursuant to the provisions of this Agreement. Notwithstanding the immediately preceding sentence, if any "person" or "group" (each as defined in Rule 13d-3 promulgated under the 1934 Act) other than any person or group who had a Schedule 13D or
Schedule 13G on file with the SEC on June 14, 2002, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the 1934 Act) of 15% or more of the then-outstanding shares of Class A Common Stock, then Nestle and its Affiliates will vote their shares of voting stock for the nominees for director that are nominated by Nestle and the nominees for director that are nominated by the Noninvestor Directors.

                                   ARTICLE IV.

                            RESTRICTIONS ON TRANSFER
                                 OF COMMON STOCK

         Section 4.01 Restrictions on Transfer of Stock. Nestle agrees that it and its Affiliates will not, directly or indirectly, sell or otherwise transfer any shares of Class B Common Stock prior to July 1, 2007 except to any Subsidiary that is directly or indirectly majority owned by NSA; provided that any such Subsidiary, prior to or concurrently with such transfer, shall agree in writing to be bound by this Agreement as if it were a signatory hereto; provided, further, that no such transfer shall relieve Nestle of any of its obligations hereunder. Notwithstanding the restrictions in the immediately preceding sentence, Nestle and its Affiliates shall have the right to transfer any shares of Class B Common Stock to the extent necessary to comply with law.

                                   ARTICLE V.
                               REGISTRATION RIGHTS

         Section 5.01 Registration. (a) The Company agrees that, at any time from and after July 1, 2007 or such earlier date as it shall have become illegal for Nestle, NSA or any of their respective Affiliates to continue to own (beneficially or otherwise) any or all of the shares of Class B Common Stock (in which case, the rights hereunder shall only be exercisable to the extent necessary to comply with law), upon the request of Nestle, it will file a Registration Statement as to the kind and number of shares of Registrable Securities specified in such request; provided that, subject to Section 5.04, the Company shall not be required to file more than three Registration Statements that become effective and remain effective for the period referred to in Section 5.01(b) below. Any such registration requested shall hereinafter be referred to as a "Demand Registration."

         (b) The Company agrees to use its best efforts to have any registration of the Registrable Securities declared effective as promptly as practicable after the filing thereof. The Company shall be deemed to have effected a Demand Registration if the Registration Statement relating to such Demand Registration is declared effective by the Securities and Exchange Commission (the "SEC") and remains effective until the earlier of such time as all the Registrable Securities covered by such Registration Statement have been sold or withdrawn, or ninety days; provided, however, that no Demand Registration shall be deemed to have been effected if (i) such Demand Registration, after it has become effective, is interfered with by any stop order, inspection or other order of the SEC or other governmental agency or court, or (ii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Demand Registration are not satisfied.

         (c) The Company shall effect any registration requested by Nestle under this Section 5.01 by the filing of a Registration Statement on such form as Nestle may determine in its sole discretion.

         Section 5.02 Registration Procedures. Subject to the provisions of
Section 5.01 hereof, in connection with the registration of shares of Registrable Securities hereunder, the Company will as expeditiously as possible:

         (a) prior to the filing of a Registration Statement, (1) furnish to Nestle and the underwriters copies of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents in such quantities as Nestle may reasonably request from time to time (each a "Public Document"), (2) allow Nestle and underwriters a reasonable opportunity to review and comment upon each such Public Document, (3) make the Company's representatives available for discussion and consultation regarding the contents of each such Public Document and (4) consider in good faith all comments proposed by Nestle on each such Public Document;

         (b) prepare and file with the SEC a Registration Statement relating to the applicable Demand Right, including all exhibits and financial statements required by the SEC to be filed therewith, and use its best efforts to cause such Registration Statement to become effective under the 1933 Act; and prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable periods specified in the foregoing Section 5.01; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the 1933 Act; and comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition set forth in such Registration Statement as so amended or in such prospectus as so supplemented;

         (c) use its best efforts to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdiction as Nestle reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable Nestle to consummate the disposition in such jurisdictions of the Registrable Securities; provided that the Company will not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (c), or (2) subject itself to taxation in any such jurisdiction;

         (d) use its best efforts to cause the Registrable Securities to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary to enable Nestle to consummate the disposition of the Registrable Securities;

         (e) notify Nestle and the managing underwriters promptly: (1) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (2) of any request by the SEC for amendments or supplements to a Registration Statement or the prospectus or for additional information, (3) of the issuance of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (4) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such propose, (5) if at any time the representations and warranties of the Company contained in any agreement contemplated by Section 5.02(n) (including any underwriting agreement) cease to be true and correct in any material respect, or (6) of the existence of any fact which results in the Registration Statement or the prospectus containing an untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances in which they were made;

         (f) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

         (g) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities;

         (h) if requested by Nestle or the managing underwriters immediately incorporate in a prospectus supplement or post-effective amendment such information as Nestle and the managing underwriters agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the amount of Registrable Securities being sold to such underwriters, the purchase price being paid thereof by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering and make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment;

         (i) furnish to Nestle and each managing underwriter without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

         (j) deliver to Nestle and the underwriters without charge, as many copies of the prospectus or prospectuses relating to such Registrable Securities (including each preliminary prospectus) and any amendment or supplement thereto as such persons may reasonably request (it being understood that the Company hereby consents to the use of such prospectus or each amendment or supplement thereto by Nestle and the underwriters in connection with the offering and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto) and such other documents as Nestle may reasonably request in order to facilitate the disposition of the Registrable Securities by Nestle and the underwriters;

         (k) cooperate with Nestle and the managing underwriters to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, shall request at least two business days prior to any sale of Registrable Securities to the underwriters;

         (l) if any fact contemplated by paragraph (e)(6) above shall exist, prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

         (m) not later than the effective date of the applicable Registration Statement, (i) engage in an appropriate transfer and, provide the applicable transfer agent with printed certificates for the Registerable Securities which are in a form eligible for deposit with Depositary Trust Company, and (ii) provide a CUSIP number for the Registrable Securities, if needed;

         (n) enter into agreements (including underwriting agreements) and take all other appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration: (1) make such representations and warranties to Nestle and the underwriters, in form, substance and scope as are customarily made by issuers to underwriters in primary underwritten offerings;
(2) obtain opinions of counsel to the Company (which counsel shall have relevant expertise in the matters opined upon) and updates thereof addressed to Nestle and the underwriters, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by Nestle and underwriters; (3) obtain "cold comfort" letters and updates thereof from the Company's independent certified public accountants addressed to Nestle and the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by underwriters in connection with primary underwritten offerings; (4) if an underwriting agreement is entered into, cause the same to set forth in full the indemnification provisions and procedures of Section 5.06 hereof with respect to all parties to be indemnified pursuant to said Section; and (5) deliver such documents and certificates as may be requested by Nestle and the managing underwriters to evidence compliance with paragraph (l) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

The above shall be done at the effectiveness of such Registration Statement, each closing under any underwriting or similar agreement as and to the extent required thereunder and from time to time as may be requested by Nestle in connection with the disposition of Registrable Securities pursuant to such Registration Statement.

         (o) make available for inspection by a representative of Nestle, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by Nestle or any underwriter, all financial and other records, pertinent corporate documents and properties of the Company to the extent necessary to conduct a reasonable investigation within the meaning of the 1933 Act, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with the registration; provided that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless (x) the disclosure of such Records or information is necessary to avoid or correct a misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction. Nestle shall use reasonable efforts, prior to any such disclosure to inform the Company that such disclosure is necessary to avoid or correct a misstatement or omission in the Registration Statement. Nestle further agrees that it will, upon learning that disclosure of such Records or information is sought in a court or governmental authority, give notice to the Company and allow the Company, at the expense of the Company, to undertake appropriate action to prevent disclosure of the Records or information deemed confidential;

         (p) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement no later than 45 days after the end of any twelve month period (or 90 days, if such period is a fiscal year) covering a period of twelve months, beginning within three months after the effective date of the registration, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder;

         (q) cooperate and assist in any filings required to be made with NASD and in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter" that is required to be retained in accordance with the rules and regulations of the NASD);

         (r) use all reasonable efforts to cause all Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are listed; and

         (s) in connection with any underwritten offering, cause appropriate members of management to cooperate and participate on a reasonable basis in the underwriters, "road show" conferences related to such offering.

         Section 5.03 Conditions to Offerings. The obligations of the Company to take the actions contemplated by Sections 5.01 and 5.02 with respect to an offering of Registrable Securities shall be subject to the following conditions:

         (a) With respect to each Demand Registration, the Registrable Securities specified in such request must constitute either 2% of the outstanding Registrable Securities or have a market value of not less than $25.0 million (based on the final sale price of the Class A Common Stock, or if not then listed or quoted, the Class B Common Stock, on the date the request for a Demand Registration is received by the Company) and shall be distributed in an underwritten firm commitment public offering. Nestle shall have the right to select the investment banker or bankers and lead manager or managers to administer the offering and its or their counsel; provided that the Company shall have the right to make a reasonable objection to such selection if such objection is based upon the Company's prior experience or relationship with such banker or manager;

         (b)      There shall not have been an offering registered pursuant to
Section 5.01 within the immediately preceding six months;

         (c) Nestle shall conform to all applicable requirements of the 1933 Act and the 1934 Act with respect to the offering and sale of securities and advise each underwriter, broker or dealer through which any of the Registrable Securities are offered that the Registrable Securities are part of a distribution that is subject to the prospectus delivery requirements of the 1933 Act;

         (d) The Company may require Nestle to furnish to the Company such information regarding Nestle or the distribution of the Registrable Securities as the Company may from time to time reasonably request in writing, in each case only as required by the 1933 Act or the rules and regulations thereunder or under state securities or blue sky laws; and

         (e) Nestle agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.02(e)(6) hereof, Nestle will forthwith discontinue disposition of Registrable Securities pursuant to the registration covering such shares of

Registrable Securities until Nestle's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.02(e)(6) hereof.

         Section 5.04 Additional Conditions. The Company's obligations pursuant to Section 5.01 shall be suspended for a reasonable period of time not in excess of three months if the Company is advised in writing by an investment banker of national standing that the sale of all shares of Registrable Securities requested to be registered by Nestle would materially and adversely affect the market price of the Company's equity securities; provided, however, that the Company shall be entitled to exercise its rights under this Section 5.04 only once in every twelve month period.

         Section 5.05 Registration Expenses. (a) All expenses incident to the performance of or compliance with this Article by the Company, including, without limitation, (i) all registration and filing fees (including with respect to filings required to be made with the SEC and the NASD) and fees and expenses of compliance with federal or state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (ii) rating agency fees and printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible with the Depositary Trust Company and of printing prospectuses), (iii) messenger, telephone and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (iv) the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, (v) fees and disbursements of counsel for each of the Company, the underwriters and Nestle (subject to the provisions of Section 5.05(b) hereof), (vi) fees and disbursements of the Company's independent certified public accountants (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance), (vii) securities acts liability insurance (if the Company elects to obtain such insurance), (viii) fees and expenses associated with any NASD filing required to be made in connection with the Registration Statement, including, if applicable, the fees and expenses of any "qualified independent underwriter" (and its counsel) that is required to be retained in accordance with the rules and regulations of the NASD, (ix) fees and disbursements of underwriters (excluding discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities or legal expenses of any Person other than the Company, the underwriters and Nestle) customarily paid by issuers, and (ix) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and the fees and expenses of other Persons retained by the Company will be borne by the Company.

         (b) In connection with each Registration Statement required hereunder, the Company will reimburse Nestle pursuant to such Registration Statement for the fees and disbursements of not more than one counsel chosen by Nestle.

         Section 5.06 Indemnification; Contribution. (a) Indemnification by the Company. The Company agrees to indemnify, to the fullest extent permitted by law, Nestle, its directors, officers employees and agents and each Person who controls Nestle (within the meaning of either the 1933 Act or the 1934 Act) (each such Person referred to herein as a "Nestle Indemnitee") against any and all losses, claims, damages, liabilities and expenses (including costs of investigation and attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus (each as amended and or supplemented, if the Company shall have furnished any amendments or supplements thereto), or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company shall not be required to indemnify any Nestle Indemnitee for any losses, claims, damages, liabilities or expenses arising out of or based upon any such untrue statement or omission if such untrue statement or omission is made in reliance on and conformity with any information furnished by Nestle to the Company expressly for use therein. This indemnity will be in addition to any liability which the Company may otherwise have. In connection with an underwritten offering, the Company will indemnify each underwriter thereof, the officers and directors of such underwriter, and each Person who controls such underwriter (within the meaning of either the 1933 Act or 1934 Act) to the same extent as provided above with respect to the indemnification of Nestle Indemnitee; provided that such underwriter agrees to indemnify the Company to the same extent as provided below with respect to the indemnification of the Company by Nestle.

         (b) Indemnification by Nestle. In connection with any registration in which Nestle is participating, Nestle will furnish to the Company in writing such information and affidavits with respect to Nestle as the Company reasonably requests for use in connection with any such registration, prospectus, or preliminary prospectus and agrees to indemnify the Company, its directors, its officers who sign the Registration Statement and each Person, if any, who controls the Company (within the meaning of either the 1933 Act or of the 1934
Act) to the same extent as the foregoing indemnity from the Company to the Nestle Indemnitees, but only with respect to information relating to Nestle furnished to the Company in writing by Nestle expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.

         (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation or inquiry) shall be instituted involving any person or entity in respect of which indemnity may be sought pursuant to Section 5.06(a) or Section 5.06(b), such person or entity (hereinafter called the indemnified party) shall promptly notify the entity against whom such indemnity may be sought (hereinafter called the indemnifying party) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party shall have failed to assume the defense of such action or proceeding or has failed to employ counsel reasonably satisfactory to the indemnified party, or (iii) there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred). In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes (i) an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding, (ii) is accompanied or preceded by reimbursement of expenses of each such indemnified party and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

         (d)      Contribution. If the indemnification provided for in this
Section 5.06 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 5.06, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5.06(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.06(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5.06(d), no Nestle Indemnitee shall be required to contribute any amount in excess of the net proceeds from the offering received by such Nestle Indemnitee. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 5.06, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 5.06(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this
Section 5.06(d).

         Section 5.07 Rule 144. The Company covenants that it will file the reports required to be filed by it under the 1933 Act and the 1934 Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as Nestle may reasonably request, all to the extent required from time to time to enable Nestle on or after July 1, 2007 to sell shares of Class A Common Stock and Class B Common Stock without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Nestle, the Company will deliver to Nestle a written statement as to whether it has complied with such information requirements.

         Section 5.08 No Inconsistent Agreements, etc. (a) The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to Nestle in this Agreement or otherwise conflicts with the provisions hereof. The Company represents and warrants that the rights granted to Nestle in this Agreement do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's securities under any agreement in effect on the date hereof.

         (b) Any determination required to be made by the Company under this Article V shall be made by the Independent Directors.

         Section 5.09 Assignment of Registration Rights. All or a portion of the rights to cause the Company to register Registrable Securities pursuant to this
Article V may be assigned (but only with all related obligations in this Article
V) by Nestle to a transferee or assignee of such securities that (i) is an Affiliate of Nestle, or (ii) acquires Registrable Securities with a market value of at least $10 million (based on the final sale price of the Class A Common Stock, or if not then listed or quoted, the price of the Class B Common Stock, as of the date of the transfer), provided that the Company is, prior to the exercise of any rights by the transferee or assignee, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and, if less than three, the number of Demand Registrations being assigned or transferred.

                                   ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES

         Section 6.01 Representations of the Company. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

         (b) The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities laws; and (ii) compliance with any applicable foreign or state securities or blue sky laws.

         (c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws, and (ii) assuming compliance with the matters referred to in Section 6.01(b), contravene or conflict with or constitute a violation of, provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company.

         Section 6.02 Representations of NSA and Nestle. (a) The execution, delivery and performance by NSA and Nestle of this Agreement and the consummation by NSA and Nestle of the transactions contemplated hereby are within NSA's and Nestle's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of NSA and Nestle, enforceable against NSA and Nestle in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

         (b) The execution, delivery and performance by NSA and Nestle of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities laws; and (ii) compliance with any applicable foreign or state securities or blue sky laws.

         (c) The execution, delivery and performance by NSA and Nestle of this Agreement and the consummation by Nestle of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or by-laws of NSA or Nestle, and (ii) assuming compliance with the matters referred to in Section 6.01(b), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to NSA or Nestle.

                                  ARTICLE VII.

                              ADDITIONAL COVENANTS

         Section 7.01 Confidentiality.

         (a) Nestle and the Company (each, a "Disclosing Party") understand and acknowledge that it will, throughout the term of this Agreement, provide and have provided, prior to the date of this Agreement and pursuant to a Confidentiality Agreement, dated June 6, 2002, by and between Dreyers and Nestle, certain information of a confidential nature to the other party (the "Receiving Party"). Each Receiving Party agrees that, without the prior written consent of the Disclosing Party, any information relating to the Disclosing Party or any of its Affiliates provided to the Receiving Party or persons nominated by a Receiving Party to the Board, in connection with or in furtherance of this Agreement or under the above-mentioned confidentiality agreement, which is either confidential, proprietary, or otherwise not generally available to the public (in each party's case, the "Confidential Information") will be used (A) by Nestle and its Affiliates, (i) for the purposes of evaluating their investment in the Company, facilitating the operation and oversight of the Company's business and ensuring compliance with the approval rights set forth in Section 3.1(b) of the By-Laws of the Company, (ii) for assurances of quality control by the Company, (iii) in connection with Nestle and its Affiliates tax, stock exchange, financial and other reporting obligations, and (iv) for Nestle and its Affiliates strategic considerations and other long-term planning goals pertaining to the Company and (B) by the Company, solely for the purposes consented to by Nestle, and will be kept confidential by the Receiving Party, its Affiliates and their respective directors, officers, employees, agents and other representatives ("Representatives"), using the same standard of care in safeguarding the Confidential Information as the Receiving Party employs in protecting its own proprietary information which the Receiving Party desires not to disseminate or publish, and will not be disclosed to any Person, except as otherwise set forth above and except to the extent required by any legal or governmental process or otherwise by foreign or domestic law, including any regulatory agency having authority to examine such Confidential Information or any portion thereof. The term Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party or its Representatives, (ii) was within the Receiving Party's possession prior to its being furnished to it by or on behalf of the Disclosing Party, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives; in either case (ii) or (iii) above, provided that such source was not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information. It is understood (i) that such Affiliates and Representatives shall be informed by the Receiving Party of the confidential nature of the Confidential Information, (ii) that such Affiliates and Representatives shall be bound by the provisions of this Section
7.01 as a condition of receiving the Confidential Information and (iii) that, in any event, the Receiving Party shall be responsible for any breach of this Agreement by any of its Affiliates or Representatives.

         (b) If a Receiving Party or any of its Representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose the Disclosing Party's Confidential Information, the Receiving Party will, as soon as practicable after such request, notify the Disclosing Party of such request or requirement so that the Disclosing Party may seek an appropriate protective order. If, in the absence of a protective order, the Receiving Party, its Affiliates or any of their respective Representatives are, in the opinion of the Receiving Party's counsel, compelled to disclose the Disclosing Party's Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, the Receiving Party or its Affiliates may disclose only such of the Disclosing Party's Confidential Information to the party compelling disclosure as is required by law. The Receiving Party and its Affiliates shall not be liable for the disclosure of the Disclosing Party's Confidential Information pursuant to the preceding sentence. The Receiving Party and its Affiliates will, at the Disclosing Party's expense, cooperate with the Disclosing Party's reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Disclosing Party's Confidential Information.

         Section 7.02 Annual Business Plan and Budget. Before the end of each calendar year, the Company shall cause management to present to the Board an operating plan, including a budget (an "Annual Plan") for the following fiscal year. In addition, each year, before such an Annual Plan is presented, management shall present to the Board for the Board's review and approval, as required by Section 3.4(a) of this Agreement and Section 3.1(b) of the By-Laws of the Company, a three year business plan (each, a "Business Plan"). Each such Business Plan shall include at least three years of financial statement projections, capital and financing requirements, and strategic marketing and product development plans. In the event that the Board does not approve the Annual Plan prior to commencement of a fiscal year, the Company shall not in any case exceed the capital spending levels specified in the prior year's Annual Plan.

         Section 7.03 Company Information. The Company shall cause to be prepared and sent to Nestle and any Affiliates of Nestle designated by Nestle, the following information so that, among other things, Nestle may effectively participate in the corporate governance of the Company:

         (a) within 30 days following the end of each fiscal year of the Company or as soon thereafter as reasonably practicable, a report that shall include all necessary information reasonably requested by Nestle and its Affiliates for the preparation of their federal, state and local income or franchise tax or information returns or for preparation of any foreign tax filings, returns or requirements;

         (b) a copy of the Company's and any of its Subsidiaries' federal, state and local income tax or information returns for each fiscal year, concurrent with the filing of such returns;

         (c) within 90 days after the end of each fiscal year, the Company shall provide Nestle and its Affiliates with an audited consolidated balance sheet, income statement and statement of cash flow for the year then ended (including, in each case, the notes thereto) prepared in accordance with generally accepted accounting principles as applied in the United States ("GAAP") applied (except as may be indicated in the notes thereto) on a consistent basis through the periods indicated (except as may be indicated in the notes thereto) which have been examined and reported on by an independent public accountant of recognized national standing;

         (d) within 90 days after the end of each fiscal year, the Company shall provide Nestle and its Affiliates with an audited consolidated balance sheet, income statement and statement of cash flow for the year then ended (including, in each case, the notes thereto) prepared in accordance with International Accounting Standards ("IAS") applied (except as may be indicated in the notes thereto) on a consistent basis through the periods indicated (except as may be indicated in the notes thereto) which have been examined and reported on by an independent public accountant of recognized national standing;

         (e) within (i) 20 days after the end of each fiscal year, and (ii) 20 days after the end of each fiscal quarter, the Company shall provide Nestle and its Affiliates with an unaudited balance sheet, income statement and statement of cash flow for the year or quarter (as appropriate) then ended, prepared in accordance with GAAP, which have been certified as to their accuracy by the chief financial officer of the Company, as well as such other financial information as Nestle and its Affiliates may reasonably request to enable Nestle and its Affiliates to prepare their quarterly and annual financial statements;

         (f) within (i) 20 days after the end of each fiscal year, and (ii) 20 days after the end of each fiscal quarter, the Company shall provide Nestle and its Affiliates with an unaudited balance sheet, income statement and statement of cash flow for the year or quarter (as appropriate) then ended, prepared in accordance with IAS, which have been certified as to their accuracy by the chief financial officer of the Company, as well as such other financial information as Nestle and its Affiliates may reasonably request to enable Nestle and its Affiliates to prepare their consolidated quarterly and annual financial statements;

         (g) within 20 days after the end of each month, the Company shall provide Nestle and its Affiliates with an unaudited balance sheet, statements of income and cash flows for the previous month, prepared in accordance with GAAP, which have been certified as to their accuracy by the chief financial officer of the Company;

         (h) within 20 days after the end of each month, the Company shall provide Nestle and its Affiliates with an unaudited balance sheet, statements of income and cash flows for the previous month, prepared in accordance with IAS, which have been certified as to their accuracy by the chief financial officer of the Company;

         (i) within 5 days after such package becomes available, provide to Nestle and its Affiliates a copy of the Company's monthly management executive summary or any substantially similar replacement therefor for the third month of each fiscal quarter; and

         (j) promptly after the delivery of any compliance certificate provided to lenders in respect of indebtedness of the Company and its Subsidiaries and, with reasonable promptness, provide to Nestle and its Affiliates such other financial information and other data of the Company and its Subsidiaries as Nestle and its Affiliates may reasonably request, including, but not limited to, operating financial information for each facility owned or operated by the Company or any of its Subsidiaries.

         Section 7.04 Inspection of Property. Subject to applicable law, the Company shall permit representatives of Nestle and its Affiliates to visit and inspect, at Nestle's or such Affiliate's expense, any of the properties of the Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers of the Company, all at such reasonable times, upon reasonable notice and as Nestle or its Affiliates may reasonably request.

         Section 7.05 Quality Standards. Within 30 days following the date of this Agreement, the Company shall submit its written standards of quality regarding the production, manufacturing, packaging, transfer, storage and supply of its products (collectively, the "Quality Standards") to representatives of Nestle and its Affiliates. The Company shall cooperate with such representatives to review and revise the Quality Standards and shall consider in good faith any amendments, modifications or revisions to the Quality Standards requested by such representatives. The Company shall thereafter produce, package, manufacture, transport, store and/or supply its products in strict accordance with the Quality Standards. By no later than 120 days prior to the end of each fiscal year of the Company, the Company shall, in consultation with representatives of Nestle, review the Quality Standards from the prior year and consider in good faith any amendments, modifications or revisions requested by such representatives for the following fiscal year. The Company will be responsible for ensuring that its products strictly comply with the Quality Standards, regardless of whether its products are produced or packaged at a facility owned or operated by the Company or a third party. Nestle and its Affiliates and their respective representatives shall have the right to request production line samples and quality records or other documentation relating to the production of the Company's products at any time for purposes of quality evaluation. If such samples are located at a facility owned or operated by a third party, the Company shall provide the requested quality records and existing documentation to Nestle to the fullest extent available to it. The Company shall notify Nestle as soon as practicable if it or any of its officers, or to its knowledge, employees or agents become aware of any improper ingredients in its products which would cause such products to be adulterated or become aware of any hazardous or adulterated ingredients in products which are either works-in-process or finished that present a known or potential threat to consumer safety. The Company shall notify Nestle as soon as practicable if it or any of its officers, or to its knowledge, employees or agents becomes aware of, receives notice of, or incurs any penalty or citation in connection with, any material violation of any law, regulation, rule or standard regarding the production, packaging, storage, transport or supply of its products.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

         Section 8.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         If to the Company:

                           Dreyer's Grand Ice Cream Holdings, Inc.
                           5929 College Avenue
                           Oakland, CA 94618
                           Attn: General Counsel
                           Telecopy: 510-450-4592

         With a copy to:

                           Seth A. Kaplan, Esq.
                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Telecopy: 212-403-2000

         If to Nestle:

                           c/o Nestle USA, Inc.
                           800 North Brand Boulevard
                           Glendale, California 91203
                           Attn.: General Counsel
                           Telecopy No.: (818) 549-6713

         with a copy to:

                           Latham & Watkins
                           633 West Fifth Street
                           Los Angeles, CA 90071-2007
                           Attn.: Mary Ellen Kanoff, Esq.
                           Telecopy No.: (213) 891-8763

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices shall be deemed to have been received on the date of personal delivery, upon the transmission and confirmation of the facsimile, on the third Business Day after the mailing thereof or on the first day after delivery by overnight courier.

         Section 8.02 Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver by the Company shall be effective without the approval of a majority of the Noninvestor Directors.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 8.03 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except as provided in Section 5.09, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         Section 8.04 Governing Law Jurisdiction and Forum; Waiver of Jury
Trial.

         (a) This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to principles of conflicts of laws.

         (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court of appropriate jurisdiction in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action. The parties further agree, to the extent permitted by applicable Law, that any final and unappealable judgment against any of them in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

         (d) Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action arising out of or relating to this Agreement. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 8.04.

         Section 8.05 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

         Section 8.06 Specific Performance. Each party to this Agreement acknowledges and agrees that each other party's respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, any party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         Section 8.07 Termination. This Agreement (other than Sections 1.03 and
1.04 hereof) shall terminate in its entirety at such time as Nestle and its Affiliates beneficially own 100% of the voting stock of the Company. Articles III and IV of this Agreement (other than Section 3.01(c)) shall terminate on July 1, 2007, unless earlier terminated pursuant to the preceding sentence.

         Section 8.08 Entire Agreement; Beneficiaries. This Agreement and the Merger Agreement contain the entire agreement amongthe Company, Nestle and NSA with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties among the parties other than those set forth or referred to herein. Other than as set forth in Section 8.12, nothing expressed, referred to, or implied directly or indirectly by or in this

Agreement will be construed to give any Person other than the Company, Nestle and NSA to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns as permitted by Section 8.03.

         Section 8.09 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified. All references in this Agreement to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

         Section 8.10 Enforcement. The Company shall take (and shall have no corporate power or capacity to refuse to take) such actions as may be necessary to enforce the obligations of Nestle and NSA under this Agreement directly against Nestle and NSA, or in the event of assignment by Nestle or NSA, against Nestle, NSA and any Affiliate of NSA to which any assignment is made, and all determinations with respect to the manner of enforcement of such obligations on behalf of the Company shall be made by a majority of the Noninvestor Directors, provided that, if there are no Noninvestor Directors after July 1, 2007, such determinations shall be made by the independent directors referred to in Section 3.01(c).

         Section 8.11 Further Understandings. NSA, Nestle and the Company expressly intend, acknowledge and agree that this Agreement does not constitute a contract of the type described in section 365(c)(2) of the United States Bankruptcy Code, and NSA, Nestle and their respective Affiliates shall not have rights under such Section or Section 365(e)(2)(B) of the United States Bankruptcy Code. It is the intention of NSA, Nestle and the Company that amounts required to be paid in connection with the Put or Call shall be paid at the earliest possible time in accordance with the terms of this Agreement and the Certificate of Incorporation and as permitted by law.

         Section 8.12 D & O Insurance; Indemnification of Officers and Directors. The Company shall maintain in effect for the benefit of all of the Company's directors and officers an insurance and indemnification policy that provides coverage for acts or omissions with coverage limits and such other terms at reasonable levels consistent with industry practice. The Certificate of Incorporation shall, from and after the Effective Time, contain provisions no less favorable with respect to limitation of liabilities of directors or officers and indemnification than are set forth as of the date hereof in the Certificate of Incorporation, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of the Company. So long as the Company is using its reasonable best efforts to pursue reimbursement from the Company's director and officer insurance policies, Nestle shall indemnify the officers and directors of the Company against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) ("Losses") arising out of the redemption (pursuant to the Call or the Put) of the Class A Common Stock in accordance with the provisions of this Agreement or the Short-Form Merger, other than any such Losses that result primarily from actions taken or omitted in bad faith by the indemnified person or from the indemnified person's gross negligence or willful misconduct; provided, however, that the foregoing indemnification obligation shall apply only to the extent the Losses incurred by such officers and directors are not reimbursed or advanced by the Company or the insurers under the Company's director and officer insurance policies, and provided, further, that Nestle shall have any subrogation rights of the indemnitee against the Company or the insurer.

         Section 8.13 Definitions.

         "1933 Act" shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

         "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; it being understood that NSA and its Subsidiaries shall be Affiliates of Nestle but that the Company and its Subsidiaries shall not be considered to be Affiliates of NSA or Nestle. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required by Law to remain closed.

         "Independence Standard" shall mean the standard of independence necessary for a director to qualify as an "Independent Director" as such term (or any replacement term) is used under the rules and listing standards of the National Association of Securities Dealers, as such rules and listing standards may be amended from time to time.

         "Insolvency Event" shall have the meaning assigned to such term in the Certificate of Incorporation.

         "Law" shall mean any United States federal, state or local, or any foreign, order, writ, injunction, judgment, award, decree, statute, law, rule or regulation.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "Options Out of the Money" shall mean, as of any specified date, all options, rights, warrants or other securities of the Company convertible into or exchangeable for Class A Common Stock or Class B Common Stock for which the exercise or conversion price exceeds the Quoted Price of such Class A Common Stock or Class B Common Stock.

         "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Quoted Price" shall mean the last reported sale price of the outstanding shares of Class A Common Stock as reported by the Nasdaq National Market System on any trading day, or if the outstanding shares of Class A Common Stock are listed on a national securities exchange, the last reported sales price of the outstanding Class A Common Stock on such exchange (which shall be for consolidated trading if applicable to such exchange), or if neither is so reported or listed, the last reported bid price of the outstanding shares of Class A Common Stock.

         "Registrable Securities" shall mean all shares of Class A Common Stock and Class B Common Stock. Registrable Securities shall also include any securities which may be issued or distributed with respect to, or in exchange for, such Registrable Securities pursuant to a stock dividend, stock split or other distribution, merger, consolidation, recapitalization or reclassification or similar transaction; provided, however, that, any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the 1933 Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, or (ii) such Registrable Securities are distributed pursuant to Rule 144 (or any similar provision then in force) under the 1933 Act.

         "Registration Statement" shall mean any registration statement of the Company under the 1933 Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related prospectus, any preliminary prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

         "Subsidiary" shall mean, with respect to any Person, any other Person of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

         "Substantial Adverse Change Determination" shall have the meaning assigned to such term in the Certificate of Incorporation.

         "Triggering Event" shall mean either a Substantial Adverse Change Determination or an Insolvency Event.

                           LIST OF OTHER DEFINED TERMS

                                                      Section
                                                      -------
Agreement..................................           Preamble
Annual Plan................................               7.02
Board......................................            3.01(a)
Buisiness Plan.............................               7.02
By-Laws....................................            3.01(a)
Certificate of Incorporation...............            1.01(a)
Code ......................................            2.03(e)
Class A Common Stock.......................           Recitals
Class B Common Stock.......................           Recitals
Company....................................           Preamble
Confidential Information...................            7.01(a)
Continuing Investor Directors..............            3.01(a)
Contributing Sub...........................           Recitals
Contribution ..............................           Recitals
Demand Registration........................            5.01(a)
Depositary.................................            1.01(a)
Disclosing Party...........................            7.01(a)
Effective Time.............................            3.01(a)
Equity Security............................               2.02
Exchange...................................           Recitals
Executive Directors........................            3.01(a)
GAAP ......................................            7.03(c)
IAS .......................................            7.03(d)
Independent Directors......................            3.01(a)
Investor Directors.........................            3.01(a)
Losses ....................................               8.12
Merger.....................................           Recitals
Merger Agreement...........................           Recitals
Merger Sub.................................           Recitals
Nestle.....................................           Preamble
Nestle Indemnitee..........................            5.06(a)
Nestle's Voting Interest...................               2.02
Noninvestor Directors......................            3.01(a)
NSA........................................           Preamble
Put Amount ................................            2.03(a)
Public Document............................            5.02(a)
Old Dreyer's...............................           Recitals
Quality Standards..........................               7.05
Receiving Party............................            7.01(a)
Redemption Date............................            1.01(a)
Representatives............................            7.01(a)
SEC........................................            5.01(b)
Short-Form Merger .........................            1.01(c)
Short-Form Merger Trigger..................            1.01(c)
Transactions...............................           Recitals

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                             DREYER'S GRAND ICE CREAM
                                             HOLDINGS, INC.

                                                    /s/ T. Gary Rogers
                                             By ________________________________
                                                Name:   T. Gary Rogers
                                                Title:  Chairman of the Board
                                                        of Directors and
                                                        Chief Executive Officer

                                             NESTLE HOLDINGS, INC.

                                                    /s/ Kristin Adrian
                                             By ________________________________
                                                Name:   Kristin Adrian
                                                Title:  Senior Vice President,
                                                        General Counsel
                                                        and Secretary

                                             Nestle S.A., solely with respect to
                                             Articles I, II and VIII hereof

                                                    /s/ James Singh
                                             By ________________________________
                                                Name:   James Singh
                                                Title:  Senior Vice President